Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen to Host Long/Short Commodity Total Return Fund Conference Call

CHICAGO, October 28, 2013 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced it will host a conference call to provide commentary on the commodity market and the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF).

Leading the product and market discussion will be Jon Spencer, President and CIO of Gresham Investment Management LLC, an affiliate of Nuveen Investments. Hosting the call will be Dave Lamb, Senior Vice President, Financial Modeling and Analysis, and Kimberly Flynn, Senior Vice President, Global Structured Products Group, both from Nuveen Investments. The call will include a question-and-answer session.

Details about the call, scheduled for Wednesday, November 6, 2013, including dial-in information, can be found on http://www.nuveen.com/Commentary/ConferenceCalls.aspx?SiloOverride=Investor and below. The replays for the call will be available for one month, beginning on or before Monday, November 11, 2013.

Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) Update Call
Call Date:	Wednesday, November 6, 2013
Call Time:	11:00 a.m. Eastern / 10:00 a.m. Central / 8:00 a.m. Pacific
Call #:	(866) 381-6294
Call ID:	93177245
Replay #:	(800) 585-8367
Replay ID:	93177245

Investments in shares of the Fund are subject to investment risk, including the possible loss of the entire amount invested. The Fund invests primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on their commodity investments. The Fund is not a mutual fund, closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. For more information about the Fund, including a more complete description of risks, please see Nuveen’s Commodity Exchange-Traded Products’ webpage at: http://www.nuveen.com/CommodityInvestments.

This is not a solicitation to buy or sell fund shares. The Fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed approximately $216 billion as of June 30, 2013. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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